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                    August 2, 2023

       Samuel D. Bush
       Chief Financial Officer
       Saga Communications, Inc.
       73 Kercheval Avenue
       Grosse Pointe Farms, Michigan 48236

                                                        Re: Saga Communications
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 16,
2023
                                                            File No. 001-11588

       Dear Samuel D. Bush:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology